REORGANIZATION OF JOHN HANCOCK RETIREMENT CHOICES AT 2010 PORTFOLIO AND JOHN HANCOCK RETIREMENT CHOICES INCOME PORTFOLIO (FORMERLY, JOHN HANCOCK RETIREMENT CHOICES AT 2015 PORTFOLIO)

On April 22, 2016, John Hancock Retirement Choices Income Portfolio (formerly, John Hancock Retirement Choices at 2015 Portfolio) (the “Acquiring Fund”) acquired assets and liabilities of John Hancock Retirement Choices at 2010 Portfolio (the “Acquired Fund”) pursuant to an Agreement and Plan of Reorganization dated April 22, 2016 (filed herewith as attachment EX-99.Q.1.G.1) as approved by shareholders of the Acquired Fund.